Exhibit 10.35

SUMMARY SHEET

OF

2012 COMPENSATION

Director Compensation

The compensation program for our non-employee directors currently consists of a combination of cash and equity-based awards. The cash component includes an annual retainer of $50,000 (one-half of which is subject to mandatory deferral in the form of deferred share units as described below) and an additional fee of $1,500 for each Board and committee meeting attended. In addition, our non-executive Chairman of the Board receives an annual cash retainer of $60,000 and committee chairs receive an annual cash fee of $10,000. At the end of each calendar quarter, non-employee directors are paid one-fourth of their annual retainers and committee chair annual fees and fees for attending Board and committee meetings held during the quarter.

Each non-employee director also receives 500 deferred share units (“DSUs”) as of the date of each annual meeting of stockholders. The value of each DSU is equal to the value of a share of our common stock. The DSUs are immediately vested and subject to mandatory deferral until the director’s retirement or other termination of service from the Board. Non-employee directors who are elected or re-elected also receive restricted stock units (“RSUs”) as of the annual meeting date with an initial value, based on the price of our common stock on the date of grant, equal to $120,000. The RSUs are immediately vested and subject to mandatory deferral until the later of (1) the director’s retirement or other termination of service from the Board or (2) the date that is three years after the grant date. Directors who are appointed to the Board during the year between annual meetings receive the foregoing DSU and RSU grants at the following annual meeting. Both the DSUs and the RSUs are settled in shares of our common stock.

The terms and conditions of the RSU grants, as well as other equity-based awards that non-employee directors are eligible to receive, are set forth in the Stock Plan for Non-Employee Directors. Copies of this plan and the form of RSU award agreement are filed as exhibits to our periodic reports.

The terms and conditions of the DSU grants are set forth in our Restated Deferred Compensation Plan for Non-Employee Directors. Pursuant to this plan, we require that 50% of a director’s annual retainer for Board service be deferred and credited to a deferred compensation account in the form of DSUs, the value of which account is determined by the value of our common stock, until the director owns a total of 5,000 DSUs. A copy of this plan is filed as an exhibit to our periodic reports.

We also provide non-employee directors with travel accident insurance when on Zimmer business and reimburse or pay the reasonable travel, lodging and meal expenses incurred by non-employee directors when traveling on Zimmer business or attending approved director education programs.

Changes to our non-employee director compensation program may be disclosed in future proxy statements or other periodic reports.

Named Executive Officer Compensation

Our executive officers serve at the discretion of the Board of Directors. From time to time, the Compensation and Management Development Committee of the Board of Directors reviews and determines the salaries that are paid to our executive officers. We do not have written employment agreements with our executive officers. Effective April 2012, the following will be the base salaries for our Chief Executive Officer, our Chief Financial Officer and three other current executive officers who we expect will be identified as named executive officers in the definitive proxy statement for our 2012 annual meeting of stockholders to be filed with the Securities and Exchange Commission.

Name and Position	Base Salary Effective April 2012
David C. Dvorak President and Chief Executive Officer	$887,800
James T. Crines Executive Vice President, Finance and Chief Financial Officer	$516,300
Jeffery A. McCaulley President, Zimmer Reconstructive	$536,600
Bruno A. Melzi Chairman, Europe, Middle East and Africa	€444,900
Jeffrey B. Paulsen Group President, Global Businesses	$485,700

During 2012, each of the executive officers identified above is also eligible to receive an annual cash incentive award, based upon a specified percentage of his or her base salary, under our Executive Performance Incentive Plan (the “Incentive Plan”) and to receive awards under our 2009 Stock Incentive Plan, as amended (the “Stock Plan”). Copies of the Incentive Plan, the Stock Plan and any future revisions of these plans are filed as exhibits to our periodic reports. For 2012, the target amount under the Incentive Plan for each of these officers is 125% of base salary for Mr. Dvorak, 80% of base salary for each of Messrs. Crines and McCaulley and 75% of base salary for each of Messrs. Melzi and Paulsen.

The executive officers identified above are also eligible to participate in other employee benefit plans and arrangements as described in our proxy statements. For Messrs. Dvorak, Crines, McCaulley and Paulsen, who are based in the United States, these include a savings and investment (401(k)) plan, a supplemental savings and investment plan and a long-term disability income plan. For Messrs. Dvorak and Crines, each of whom was hired before September 2002, these also include a defined benefit pension plan and a supplemental pension plan. For Mr. Melzi, who is based in Italy, these include a defined benefit pension plan and a defined contribution plan.

Each of these executive officers has also entered into a change in control severance agreement that provides certain severance benefits following a change in control of Zimmer and termination of the executive’s employment. Copies of those agreements or the form of those agreements are filed as exhibits to our periodic reports.